Exhibit 99.1

FIDELITY & GUARANTY LIFE

2013 NON-STATUTORY STOCK OPTION AGREEMENT

(FOR COMPENSATION COMMITTEE MEMBER)

This Employee Non-Statutory Stock Option Agreement (the “Agreement”), dated as of December 12, 2013, is entered into between Fidelity & Guaranty Life, a Delaware corporation, and the Employee whose name appears on the signature page hereof.

The Company and the Employee hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used in this Agreement and not defined herein shall have the respective meaning ascribed to such terms in the Plan. The following additional terms shall have the following meanings:

“Aggregate Price” has the meaning set forth in Section 5(a).

“Agreement” means this Employee Non-Statutory Stock Option Agreement, as amended from time to time in accordance with the terms hereof.

“Cause” as to any Employee who is party to an employment agreement with the Company or a Subsidiary or Affiliate, has the same meaning as set forth in such employment agreement. In the absence of such an employment agreement, “Cause” shall mean the Employee (i) shall have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (ii) shall have committed intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or (iii) shall have willfully refused to, or willfully failed to, perform in any material respect his or her duties, provided, however, that no such termination for Cause under clause (iii) shall be effective unless the Employee does not cure such refusal or failure to the Company’s reasonable satisfaction as soon as practicable after the Company gives the Employee written notice identifying such refusal or failure (and, in any event, within ten (10) calendar days after receipt of such written notice). The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or commissions constituting “Cause.” A termination for Cause shall be deemed to include a determination following an Employee’s termination of employment for any reason that circumstances existed prior to such termination sufficient for the Company or one of its Subsidiaries or Affiliates to have terminated such Employee’s employment for Cause.

“Employee” means the grantee of the Non-Statutory Stock Options (whether an employee, consultant or director), whose name is set forth on the signature page of this Agreement; provided that following such person’s death “Employee” shall be deemed to include such person’s beneficiary or estate and following such person’s Disability, “Employee” shall be deemed to include such person’s legal representative.

“Exercise Date” has the meaning set forth in Section 5(a).

“Exercise Price” has the meaning set forth in Section 5(a).

“Financing Agreements” means any guaranty, financing or security agreement or document entered into by the Company or any Subsidiary from time to time.

“Normal Termination Date” has the meaning set forth in Section 4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 2. Grant of Non-Statutory Stock Options

(a) Confirmation of Grant. The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Employee of Non-Statutory Stock Options to purchase the number of shares of Stock specified on the signature page hereof. The Non-Statutory Stock Options are not intended to be incentive stock options under the Code. This grant is not made under the Plan; however, this grant shall be construed and administered as though it were subject to the terms of the Plan.

(b) Exercise Price. Each share of Stock covered by an Non-Statutory Stock Option shall have the Exercise Price specified on the signature page hereof.

Section 3. Vesting and Exercisability

(a) Vesting. Except as otherwise provided in Section 3(b) or 6 of this Agreement, the Non-Statutory Stock Options shall become vested in three equal installments on each of the first through third anniversaries of the Grant Date, subject to the continuous employment of the Employee with the Company until the applicable vesting date.

(b) Discretionary Acceleration. The Committee, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Non-Statutory Stock Options, at any time and from time to time.

(c) Exercise. Once vested in accordance with the provisions of this Agreement, the Non-Statutory Stock Options may be exercised at any time and from time to time prior to the date such Non-Statutory Stock Options terminate pursuant to Section 4. Non-Statutory Stock Options may only be exercised with respect to whole shares of Stock and must be exercised in accordance with Section 5.

Section 4. Termination of Non-Statutory Stock Options

(a) Normal Termination Date. Unless earlier terminated pursuant to Section 4(b) or Section 6, the Non-Statutory Stock Options shall terminate on the seventh anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.

(b) Early Termination. If the Employee’s employment with the Company terminates for any reason, any Non-Statutory Stock Options held by the Employee that have not vested before the effective date of such termination of employment shall terminate immediately upon such termination of employment and, if the Employee’s employment is terminated for Cause, all Non-Statutory Stock Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination.

Section 5. Manner of Exercise

(a) General. Subject to such reasonable administrative regulations as the Committee may adopt from time to time, the Employee may exercise vested Non-Statutory Stock Options by giving advance notice to the Company specifying the proposed date on which the Employee desires to exercise a vested Non-Statutory Stock Option (the “Exercise Date”), the number of whole shares with respect to which the Non-Statutory Stock Options are being exercised (the “Exercise Shares”) and the aggregate Exercise Price for such Exercise Shares (the “Aggregate Price”). Subject to Section 6(c) of the Plan, on or before the Exercise Date the Employee shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, or, if so permitted by the Committee (and on such conditions as the Committee shall determine) (A) through a net issuance arrangement pursuant to which a number of shares of Stock subject to the portion of the Non-Statutory Stock Option being exercised, having a Fair Market Value equal to the applicable exercise price plus the required minimum withholding taxes, are retained by the Company or (B) by using a broker assisted cashless exercise program acceptable to the Committee, and the Company shall direct such issuance to be registered by the Company’s transfer agent. The Company may require the Employee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise, or (ii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

(b) Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Non-Statutory Stock Options may not be exercised in whole or in part, and no certificates representing Exercise Shares shall be delivered, (i) unless (A) all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) the Exercise Shares shall have been registered under such laws, and (C) all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any of the Financing Agreements. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (i) (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.

(c) Treatment of vested Non-Statutory Stock Options upon Termination of Employment. All vested Non-Statutory Stock Options held by the Employee following the effective date of a termination of employment shall expire if not exercised by the Employee within 30 days following the effective date of such termination of employment or upon the Normal Termination Date, if earlier.

Section 6. Change in Control.

(a) Alternative Award. No cancellation, acceleration, vesting, lapse of restrictions or other payment shall occur with respect to any Non-Statutory Stock Options in connection with a Change in Control if the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that such Non-Statutory Stock Options shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed, or substituted award, an “Alternative Award”), provided that any Alternative Award must:

(i) Give the Employee who held such Non-Statutory Stock Options rights and entitlements substantially equivalent to or better than the rights and terms applicable under such Non-Statutory Stock Options, including but not limited to an identical or better exercise and vesting schedule, and identical or better timing and methods of payment; and

(ii) Have terms such that if, following a Change in Control, an Employee’s employment is involuntarily or constructively terminated (other than for Cause) at a time when any portion of the Alternative Award is non-vested, the non-vested portion of such Alternative Award shall immediately vest and become exercisable in full. For purposes of this Section 6(a)(ii), involuntary termination of employment refers to actual, involuntary termination of employment (other than for Cause), and constructive termination of employment refers to any of the following (other than for Cause) occurring within two years following the Change in Control: (A) material diminution in duties; (B) material diminution in compensation, or (C) a requirement to relocate to a primary place of business more than 50 miles from Employee’s primary plan of business immediately prior to the Change in Control.

(b) Vesting and Cancellation. Notwithstanding Section 6(a), if the Committee, in its discretion, determines that the Employee will not receive an Alternative Award, all of Employee’s outstanding unvested Non-Statutory Stock Options shall vest, and all outstanding Non-Statutory Stock Options shall remain exercisable only for 30 days following the Change in Control, at which time they shall expire, unless the Committee, in its discretion, determines to cancel the Non-Statutory Options in exchange for payment to Employee of the excess of the Fair Market Value of the Stock subject to the Options over the exercise price of the Options, as set forth in Section 13(b) of the Plan (or otherwise take action with respect to the Options as set forth in Section 13(b) of the Plan).

(c) Limitation of Benefits. In the event that it is determined that any acceleration of vesting, payment or other value provided under this Agreement in connection with a change in control would be considered “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) that, but for this Section 6(c) would be payable to Grantee hereunder, and would, when combined with any other Parachute Payments under any other agreement or arrangement, exceed the greatest amount of Parachute Payments that could be paid to Employee without giving rise to any liability for the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Employee hereunder shall be reduced such that it shall not exceed the amount that produces the greatest after-tax benefit to Employee after taking into account any Excise Tax to be payable by Employee.

Section 7. Miscellaneous.

(a) Withholding. The Company or one of its Subsidiaries shall have the power to withhold, or to require the Employee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Non-Statutory Stock Options.

(b) Authorization to Share Personal Data. The Employee authorizes any affiliate of the Company that employs the Employee or that otherwise has or lawfully obtains personal data relating to the Employee to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent necessary or appropriate in connection with this Agreement.

(c) No Rights as Stockholder; No Voting Rights. The Employee shall have no rights as a stockholder of the Company with respect to any shares of Stock covered by the Non-Statutory Stock Options until the exercise of the Non-Statutory Stock Options and delivery of the shares of Stock. Except as provided in Section 13 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the shares of Stock.

(d) No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(e) Non-Transferability of Non-Statutory Stock Options. The Non-Statutory Stock Options may be exercised only by the Employee, or, following the Employee’s death, by his designated beneficiary or by his estate in the absence of a designated beneficiary. The Non-Statutory Stock Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death or with the Company’s consent.

(f) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Employee, as the case may be, at the following addresses or to such other address as the Company or the Employee, as the case may be, shall specify by notice to the other:

(i) if to the Company, to it at:

Fidelity & Guaranty Life

1001 Fleet Street, 6th Floor

Baltimore, MD 21202

Att: General Counsel

With a copy to:

Harbinger Group, Inc.

450 Park Ave, 30th Floor

New York, New York 10022

Att: General Counsel

(ii) if to the Employee, to the Employee at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Employee.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(g) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(h) Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(i) Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.

(j) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other party.

(k) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(l) Arbitration; Waiver of Jury Trial. Any dispute, controversy or claim arising out of or pursuant to this Agreement, or any undertakings, covenants and agreements incorporated by reference into this Agreement shall be adjudicated as provided in Section 5 of the Plan (even though this grant is not made under the Plan).

(m) Titles and Headings. The titles and headings of the sections in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(n) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular and the singular shall include the plural.

(o) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(p) Clawback. Employee acknowledges and agrees to be bound by the clawback provisions set forth in Section 21(b) of the Plan (even though this grant is not made under the Plan).

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

FIDELITY & GUARANTY LIFE

By:
Name:	Lee Launer
Title:	President & CEO

THE EMPLOYEE:

Kostas Cheliotis

Address of the Employee:

2823 Mandalay Beach Road

Wantagh, NY 11793

Total Number of Shares	Exercise Price
for the Purchase of Which
Non-Statutory Stock
Options have been Granted

3,408	$17.00